SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of report (Date of earliest event reported): June 18, 2012

SARATOGA RESOURCES, INC.
(Exact name of registrant as specified in Charter)

Texas	0-27563	76-0314489
(State or other jurisdiction of incorporation or organization)	(Commission File No.)	(IRS Employer Identification No.)

7500 San Felipe, Suite 675 Houston, Texas 77063
(Address of Principal Executive Offices)(Zip Code)

713-458-1560
(Issuer Telephone number)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2. below):

☐   Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐   Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐   Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐   Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.07—Submission of Matters to a Vote of Security Holders

On June 18, 2012, Saratoga Resources, Inc. (the “Company”) held its Annual Meeting of shareholders.  Five proposals were voted on at the meeting: (1) the election of directors to serve until the Company’s 2013 Annual Meeting of shareholders, (2) approval on an advisory basis of executive compensation, (3) selection on an advisory basis of the frequency of votes on executive compensation, (4) approval of the Company’s 2011 Omnibus Incentive Plan, and (5) ratification of the selection of MaloneBailey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2012.  Each of the proposals submitted to the shareholders was approved by the requisite vote, and annual advisory votes on executive compensation was approved and the vote with respect to each of the proposals was as follows:

Proposal 1. The nominees for election as director were elected to serve until the 2013 Annual Meeting of Stockholders and until their respective successors have been duly elected and qualified, or until such director’s earlier resignation, removal or death.  The result of the votes to elect the directors was as follows:

Nominee	Votes For	Votes Withheld	Broker Non-Votes

Thomas F. Cooke	18,609,530	64,980	3,636,368
Andrew C. Clifford	18,607,608	66,902	3,636,368
J.W. Bill Rhea IV	18,658,855	15,655	3,636,368
Rex H. White, Jr.	18,658,323	16,187	3,636,368
Kevin M. Smith	18,658,528	15,982	3,636,368

Proposal 2.  The compensation of the named executive officers as disclosed in the Company’s Proxy Statement was approved on an advisory basis by the votes set forth in the table below:

Votes For	Votes Against	Abstain and Broker Non-Votes

18,652,605	15,309	3,636,368

Proposal 3.  The stockholders recommended, on an advisory basis, that the frequency of the stockholder vote to approve the compensation of the named executive officers every year by the votes set forth in the table below:

One Year	Two Years	Three Years

18,626,197	31,412	14,996

Proposal 4. The stockholders approved adoption of the 2011 Omnibus Incentive Plan by the vote set forth in the table below:

For	Against	Abstain and Broker Non-Votes

18,642,937	20,734	3,647,207

Proposal 5.   The appointment of MaloneBailey LLP as the Company’s independent registered public accounting firm for fiscal 2012 was ratified by the stockholders by the votes set forth in the table below:

For	Against	Abstain

22,295,948	9,433	5,497

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this Report to be signed on its behalf by the undersigned hereunto duly authorized.

SARATOGA RESOURCES, INC.

Date: June 19, 2012	By:	/s/ Michael O. Aldridge
Michael O. Aldridge
Chief Financial Officer

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